Exhibit 11

CALCULATION OF EARNINGS PER SHARE

Gannett Co., Inc. and Subsidiaries

Unaudited, in thousands of dollars (except per share amounts)

	Thirteen weeks ended
	June 26, 2005	June 27, 2004
Basic earnings:
Net income	$338,643	$354,432
Weighted average number of common shares outstanding	246,374	270,227
Earnings per share - basic	$1.37	$1.31

Diluted earnings:
Net income	$338,643	$354,432
Weighted average number of common shares outstanding	246,374	270,227
Dilutive effect of outstanding stock options and stock incentive rights	1,635	3,314
Weighted average number of shares outstanding, as adjusted	248,009	273,541
Earnings per share - diluted	$1.37	$1.30

	Twenty-six weeks ended
	June 26, 2005	June 27, 2004
Basic earnings:
Net income	$604,380	$628,840
Weighted average number of common shares outstanding	249,244	271,274
Earnings per share - basic	$2.42	$2.32

Diluted earnings:
Net income	$604,380	$628,840
Weighted average number of common shares outstanding	249,244	271,274
Dilutive effect of outstanding stock options and stock incentive rights	1,890	3,158
Weighted average number of shares outstanding, as adjusted	251,134	274,432
Earnings per share - diluted	$2.41	$2.29